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                     October 12, 2022

       Emmanuel Babeau
       Chief Financial Officer
       Philip Morris International Inc.
       120 Park Avenue
       New York, NY 10017

                                                        Re: Philip Morris
International Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 11,
2022
                                                            File No. 001-33708

       Dear Emmanuel Babeau:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Suzanne Rich Folsom